Exhibit 8.1

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

January 24, 2007

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin  54942

Ladies and Gentlemen:

We have acted as counsel to School Specialty, Inc., a Wisconsin corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, to register (i) $200,000,000 aggregate principal amount at maturity of 3.75% Convertible Subordinated Debentures due 2026 (collectively, the “Debentures”) issued by the Company on November 22, 2006, and (ii) the Company’s common stock, $0.001 par value per share, issuable upon conversion of the Debentures pursuant to an Indenture, dated as of November 22, 2006, by and between the Company and The Bank of New York Trust Company, N.A., as trustee.  The Company issued the Debentures pursuant to a Purchase Agreement, dated as of November 16, 2006, by and between the Company and Banc of America Securities LLC.  The Debentures are to be offered and sold by certain securityholders of the Company from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”), and any amendments or supplements thereto.  You have requested our opinion regarding certain United States federal income tax matters relating to the Debentures.

We have reviewed the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.  For purposes of the opinion expressed below, we have assumed, with your permission, (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, (iii) the genuineness of signatures not witnessed by us, (iv) the legal capacity of natural persons, (v) the due authorization, execution, and delivery of all documents by all parties thereto and the validity, binding effect, and enforceability thereof, and (vi) the compliance (without waiver) by all of the parties thereto with all of the provisions of the Indenture.  In addition, in providing our opinion herein, we have assumed, and have made no attempt to independently establish or verify, the accuracy of the facts set forth in such documents.

School Specialty, Inc.
January 24, 2007

Based on the foregoing and subject to the qualifications stated herein and therein, we are of the opinion that the statements in the Prospectus under the caption “Material U.S. Federal Tax Considerations,” insofar as such statements constitute a summary of the United States federal tax consequences referred to therein, are accurate and fairly summarize the United States federal tax consequences referred to therein.

You should be aware that this opinion represents conclusions as to the application to the Debentures of current law.  There can be no assurance, however, that current law will not change or that contrary positions will not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of person whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

The foregoing opinion is limited to the U.S. federal tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality.  This opinion is rendered as of the date hereof and we undertake no obligation to update the opinion expressed herein after the date of this letter.  This opinion letter is delivered to you solely for use in connection with the  Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our express written permission.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC

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